EXHIBIT 1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-8 (Nos. 33 - 37175, 33-44542 and 33-58613) of Santa Fe Energy Resources, Inc. of our report dated June 23, 1995 appearing on page 4 of the Annual Report of the Santa Fe Energy Resources Savings Investment Plan on Form 11-K for the year ended December 31, 1994.

PRICE WATERHOUSE LLP
Houston, Texas
June 29, 1995
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